THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS SUCH SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS IN ACCORDANCE WITH SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

VILACTO BIO, INC.

8% SECURED NOTE

US $2,000,000 Las Vegas, Nevada

November 9, 2018

For good and valuable consideration, Vilacto Bio, Inc., a Nevada corporation, (“Maker”), hereby makes and delivers this 8% Secured Note (this “Note”) in favor of 9 Heroes APS, or its assigns (“Holder”), and hereby agrees as follows:

1.        Principal Obligation and Interest. For value received, Maker promises to pay to Holder at Fabriksvej 48, 4700 Naestved. Denmark, or at such other place as Holder may designate in writing, in currently available funds of the United States, the principal amount of Two Million ($2,000,000) United States Dollars. Maker’s obligation under this Note shall accrue simple interest at the rate of Eight Percent (8.0%) per year from the date hereof until paid in full. Interest shall be computed on the basis of a 365-day year or 366-day year, as applicable, and actual days lapsed.

2.        Payment Terms.

a.                   All principal and accrued interest then outstanding shall be due and payable by the Maker on or before Five (5) Years from the date hereof (the “Maturity Date”).

b.                  Accrued interest hereunder shall be due and payable from Maker to Holder on a semi-annual basis, with the first such payment being due on January 1, 2019, and future payments being due each six (6) months thereafter until the Maturity Date or until earlier redemption of this Note under the terms hereof.

c.                   At any time before the Maturity Date, this Note may be prepaid or redeemed in whole, or in part on one or more occasions.

d.                  All payments of interest hereunder may, at the sole option of the Maker, be paid in validly issued shares of common stock in the Maker, par value $0.001, issued to Holder. Common stock issued to Holder as payment hereunder shall be valued at a price per share equal to the average of the closing market prices for the Maker’s common stock during five (5) trading days immediately preceding the due date for such payment.

e.                   All payments shall be applied first to interest, then to principal and shall be credited to the Maker's account on the date that such payment is physically received by the Holder.

3.        Grant of Security Interest. As collateral security for the prompt, complete, and timely satisfaction of all indebtedness, liabilities, duties, and obligations of Maker to Holder evidenced by or arising under this Note, and including, without limitation, all principal and interest payable under this Note and all attorneys’ fees, costs and expenses incurred by Maker in the collection or enforcement of the same (collectively, the “Obligations”), Maker hereby pledges, assigns and grants to Holder a continuing security interest and lien in all of Maker’s right, title and interest in and to the property, whether now owned or hereafter acquired by Maker and whether now existing or hereafter coming into existence or acquired, including the proceeds of any disposition thereof, described on Exhibit “A” attached hereto and incorporated herein by this reference (collectively, the “Collateral”). As applicable, the terms of this Note with respect to Maker’s granting of a security interest in the Collateral to Holder shall be deemed to be a security agreement under applicable provisions of the Uniform Commercial Code (“UCC”), with Maker as the debtor and Holder as the secured party.

4.       Collateral Agent.

a. Appointment of Collateral Agent. Holder hereby irrevocably designates Pernille Steenfat as Collateral Agent (in such capacity, the “Collateral Agent”). Holder hereby irrevocably authorizes the Collateral Agent to exercise all of the rights of the Holder under the provisions of this Agreement, and any other instruments and agreements referred to herein, and to exercise such other powers and take such other actions as are appropriate to protect the interests of the Holder in the Collateral. The provisions of this Section are solely for the benefit of the Collateral Agent and Holder, and neither the Maker nor any of its subsidiaries or affiliates shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Collateral Agent shall act solely as agent of the Holder and the Collateral Agent does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with the Maker, or for any of its subsidiaries or affiliates.

b. Administration of the Collateral. The Collateral Agent shall administer the lien on the Collateral for the benefit of the Holder in the manner provided herein. The Collateral Agent shall exercise such rights and remedies with respect to the Collateral as are granted to the Holder hereunder and applicable law and as shall be directed by the Holder. All directions of the Holder shall be determined by those Holders holding a majority in total principal amount of the 8% Secured Notes then outstanding. Upon payment in full of all obligations under this Note, the Collateral Agent shall promptly release any and all Collateral.

c. Reliance by Collateral Agent. The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, electronic mail, cablegram, radiogram, order or other document, telephone message, or other electronic form of communication signed, sent or made by Holder and upon advice and statements of legal counsel, independent accountants and other experts selected by the Collateral Agent.

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d. Resignation by Collateral Agent. The Collateral Agent may resign from the performance of all its respective functions and duties hereunder and under related documents at any time by giving ten (10) days prior written notice to Holder and the Maker. Such resignation shall take effect upon the appointment of a successor Collateral Agent.

5.        Perfection. Upon the execution and delivery of this Note, Maker authorizes the Collateral Agent to file such financing statements and other documents in such offices as shall be necessary or as the Collateral Agent may reasonably deem necessary to perfect and establish the priority of the liens granted by this and related Notes, including any amendments, modifications, extensions or renewals thereof. Maker agrees, upon the Collateral Agent’s request, to take all such actions as shall be necessary or as the Collateral Agent may reasonably request to perfect and establish the priority of the liens granted by this Note, including any amendments, modifications, extensions or renewals thereof. Maker shall cooperate fully with the Collateral Agent in establishing and maintaining Holder’s perfection of Holder’s security interest in the Collateral, including notifying and keeping the Collateral Agent apprised of the current location of all of the Collateral which consists of physical property and the status of all accounts payable or similar rights which are a part of the Collateral.

6.        Representations and Warranties of Maker. Maker hereby represents and warrants the following to Holder:

a.                   Maker and those executing this Note on its behalf have the full right, power, and authority to execute, deliver and perform the Obligations under this Note, which are not prohibited or restricted under the articles of incorporation or bylaws of Maker. This Note has been duly executed and delivered by an authorized officer of Maker and constitutes a valid and legally binding obligation of Maker enforceable in accordance with its terms.

b.                  The execution of this Note and Maker’s compliance with the terms, conditions and provisions hereof does not conflict with or violate any provision of any agreement, contract, lease, deed of trust, indenture, or instrument to which Maker is a party or by which Maker is bound, or constitute a default thereunder or result in the imposition of any lien, charge, encumbrance, claim or security interest of any nature whatsoever upon any of the Collateral.

c.                   The security interest granted hereby in and to the Collateral constitutes a present, valid, binding and enforceable security interest as collateral security for the Obligations, and, except as to leased equipment or purchase-money encumbrances existing as of the date of this Note as expressly disclosed to Holder in writing, such interests, upon perfection, will be senior and prior to any liens, encumbrances, charges, title defects, interests and rights of any others with respect to such Collateral.

d.                  The security interest granted hereby shall be a first priority lien on the Collateral and no prior or superior liens, security interests or encumbrances exist with respect to any part of the Collateral.

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7.        Covenants of Maker. For so long as any Obligations remain outstanding:

a.                   Maker shall not sell, assign or transfer any of the Collateral, or any part thereof or interest therein except in the ordinary course of its business;

b.                  Maker shall pay or cause to be paid promptly when due all taxes and assessments on the Collateral.

8.       Representations and Covenants of the Holder. The Maker has issued this Note in reliance upon the following representations and covenants of the Holder:

a.                   Investment Purpose. This Note and any common stock which may be issued as payment hereunder are acquired for investment and not with a view to the sale or distribution of any part thereof, and the Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

b.                  Private Issue. The Holder understands (i) that this Note and any common stock which may be issued as payment hereunder are not registered under the Securities Act of 1933 (the “1933 Act”) or qualified under applicable state securities laws, and (ii) that the Maker is relying on an exemption from registration predicated on the representations set forth in this Section 8.

c.                   Financial Risk. The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

d.                  Risk of No Registration. The Holder understands that if the Maker does not register with the Securities and Exchange Commission pursuant to Section 12 of the Securities Exchange Act of 1934 (the "1934 Act"), or file reports pursuant to Section 15(d) of the 1934 Act, or if a registration statement covering the securities under the 1933 Act is not in effect when it desires to sell any of the common stock issued as payment hereunder, it may be required to hold such securities for an indefinite period. The Holder also understands that any sale of this Note or any sale of common stock in the Maker which might be made by Holder in reliance upon Rule 144 under the 1933 Act may be made only in accordance with the terms and conditions of that Rule.

9.        Use of Collateral. For so long as no event of default shall have occurred and be continuing under this Note, Maker shall be entitled to use and possess the Collateral and to exercise its rights, title and interest in all contracts, agreements, and licenses subject to the rights, remedies, powers and privileges of Holder under this Note and to such use, possession or exercise not otherwise constituting an event of default. Notwithstanding anything herein to the contrary, Maker shall remain liable to perform its duties and obligations under the contracts and agreements included in the Collateral in accordance with their respective terms to the same extent as if this Note had not been executed and delivered; the exercise by Holder of any right, remedy, power or privilege in respect of this Note shall not release the Maker from any of its duties and obligations under such contracts and agreements; and Holder shall have no duty, obligation or liability under such contracts and agreements included in the Collateral by reason of this Note, nor shall Holder be obligated to perform any of the duties or obligations of Maker under any such contract or agreement or to take any action to collect or enforce any claim (for payment) under any such contract or agreement.

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10.        Defaults. The following events shall be defaults under this Note:

a.        Maker’s failure to remit any payment under this Note on before the date due, if such failure is not cured in full within ten (10) days of written notice of default;

b.        Maker’s failure to perform or breach of any non-monetary obligation or covenant set forth in this Note or in the Agreement if such failure is not cured in full within fifteen (15) days following delivery of written notice thereof from Holder to Maker;

c.        If Maker is dissolved, whether pursuant to any applicable articles of incorporation or bylaws, and/or any applicable laws, or otherwise;

d.        The commencement of any action or proceeding which affects the Collateral or title thereto or the interest of Holder therein, including, but not limited to eminent domain, insolvency, code enforcement or arrangements or proceedings involving a bankrupt or decedent;

e.        Any default of the Maker’s debt obligations currently existing or hereinafter acquired;

f.        The entry of a decree or order by a court having jurisdiction in the premises adjudging the Maker bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Maker under the federal Bankruptcy code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee or trustee of the Maker, or any substantial part if its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order un-stayed and in effect for a period of twenty (20) days; or

g.        Maker’s institution of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or its filing of a petition or answer or consent seeking reorganization or relief under the federal Bankruptcy Code or any other applicable federal or state law, or its consent to the filing of any such petition or to the appointment of a receiver, liquidator, assignee or trustee of the company, or of any substantial part of its property, or its making of an assignment for the benefit of creditors or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Maker in furtherance of any such action.

11.       Rights and Remedies of Holder. Upon the occurrence of an event of default by Maker under this Note, then, in addition to all other rights and remedies at law or in equity, Holder may exercise any one or more of the following rights and remedies:

a.        Accelerate the time for payment of all amounts payable under this Note by written notice thereof to Maker, whereupon all such amounts shall be immediately due and payable.

b.        Pursue and enforce all of the rights and remedies provided to a secured party with respect to the Collateral under the Uniform Commercial Code.

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c.        Make such appearance, disburse such sums, and take such action as Holder deems necessary, in its sole discretion, to protect Holder’s interest, including but not limited to (i) disbursement of attorneys’ fees, (ii) entry upon the Maker’s property to make repairs to the Collateral, and (iii) procurement of satisfactory insurance. Any amounts disbursed by Holder pursuant to this Section, with interest thereon, shall become additional indebtedness of the Maker secured by this Note and shall be immediately due and payable and shall bear interest from the date of disbursement at the default rate stated in this Note. Nothing contained in this Section shall require Holder to incur any expense or take any action.

d.        Require Maker to assemble the Collateral and make it available to the Maker at the place to be designated by the Holder which is reasonably convenient to both parties. The Holder may sell all or any part of the Collateral as a whole or in part either by public auction, private sale, or other method of disposition. The Holder may bid at any public sale on all or any portion of the Collateral. Unless the Collateral threatens to decline speedily in value, Holder shall give Maker reasonable notice of the time and place of any public sale or of the time after which any private sale or other disposition of the Collateral is to be made, and notice given at least 10 days before the time of the sale or other disposition shall be conclusively presumed to be reasonable.

e.        Pursue any other rights or remedies available to Holder at law or in equity.

12.       Full Recourse. The liability of Maker for the Obligations shall not be limited to the Collateral, and Maker shall have full liability therefor beyond the Collateral.

13.        Representation of Counsel. Maker acknowledges that they have consulted with or have had the opportunity to consult with their legal counsel prior to executing this Note. This Note has been freely negotiated by Maker and Holder and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Note.

14.        Choice of Laws; Actions. This Note shall be constructed and construed in accordance with the internal substantive laws of the State of Nevada, without regard to the choice of law principles of said State. Maker acknowledges that this Note has been negotiated in Clark County, Nevada. Accordingly, the exclusive venue of any action, suit, counterclaim or cross claim arising under, out of, or in connection with this Note shall be the state or federal courts in Clark County, Nevada. Maker hereby consents to the personal jurisdiction of any court of competent subject matter jurisdiction sitting in Clark County, Nevada.

15.        Usury Savings Clause. Maker expressly agrees and acknowledges that Maker and Holder intend and agree that this Note shall not be subject to the usury laws of any state other than the State of Nevada. Notwithstanding anything contained in this Note to the contrary, if collection from Maker of interest at the rate set forth herein would be contrary to applicable laws, then the applicable interest rate upon default shall be the highest interest rate that may be collected from Maker under applicable laws at such time.

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16.        Costs of Collection. Should the indebtedness represented by this Note, or any part hereof, be collected at law, in equity, or in any bankruptcy, receivership or other court proceeding, or this Note be placed in the hands of any attorney for collection after default, Maker agrees to pay, in addition to the principal and interest due hereon, all reasonable attorneys’ fees, plus all other costs and expenses of collection and enforcement, including any fees incurred in connection with such proceedings or collection of the Note and/or enforcement of Holder’s rights with respect to the administration, supervision, preservation or protection of, or realization upon, any Collateral securing payment hereof.

17.        Miscellaneous.

a.        This Note shall be binding upon Maker and shall inure to the benefit of Holder and its successors, assigns, heirs, and legal representatives.

b.        Any failure or delay by Holder to insist upon the strict performance of any term, condition, covenant or agreement of this Note, or to exercise any right, power or remedy hereunder shall not constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy.

c.        Any provision of this Note that is unenforceable shall be severed from this Note to the extent reasonably possible without invalidating or affecting the intent, validity or enforceability of any other provision of this Note.

d.        This Note may not be modified or amended in any respect except in a writing executed by the party to be charged.

e.        Time is of the essence.

18.       Notices. All notices required to be given under this Note shall be given to each of the parties at such address as a party may designate by written notice to the other party.

Notices may be transmitted by facsimile, certified mail, private delivery, or any other commercially reasonable means, and shall be deemed given upon receipt by the Party to whom they are addressed.

19.       Waiver of Certain Formalities. All parties to this Note hereby waive presentment, dishonor, notice of dishonor and protest. All parties hereto consent to, and Holder is hereby expressly authorized to make, without notice, any and all renewals, extensions, modifications or waivers of the time for or the terms of payment of any sum or sums due hereunder, or under any documents or instruments relating to or securing this Note, or of the performance of any covenants, conditions or agreements hereof or thereof or the taking or release of collateral securing this Note. Any such action taken by Holder shall not discharge the liability of any party to this Note.

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IN WITNESS WHEREOF, this Note has been executed effective the date and place first written above.

Vilacto Bio, Inc. “Maker”: By: /s/ Gert Andersen	“Holder”: /s/ Gert Andersen Print name: Gert Andersen
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Exhibit “A”

Collateral

Each and all of the following in which Vilacto Bio, Inc., a Nevada Corporation, has any right, title, or interest, regardless of the manner in which such items are formally held or titled; all as defined in the Nevada Uniform Commercial Code - Secured Transactions (Nevada Revised Statutes (“NRS”) §§ 104.9101 et. seq.) as of the date of the Note, and as the same may be amended hereafter:

(1) Accounts, as defined in NRS 104.9102(1)(a)

(2) Cash proceeds, as defined in NRS 104.9102(1)(I)

(3) Chattel paper, as defined in NRS 104.9102(1)(k)

(4) Commercial tort claims, as defined in NRS 104.9102(1)(m)

(5) Commodity accounts and commodity contracts, as defined in NRS 104.9102(1)(n) and NRS 104.9102(1)(o), respectively,

(6) Deposit accounts, as defined in NRS 104.9102(1)(cc)

(7) Documents, as defined in NRS 104.9102(1)(dd)

(8) Electronic chattel paper, as defined in NRS 1049102(1)(ee)

(9) Equipment, as defined in NRS 104.9102(1)(gg)

(10) General intangibles, as defined in NRS 104.9102(1)(pp)

(11) Goods, as defined in NRS 104.9102(1)(rr)

(12) Instruments, as defined in NRS 104.9102(1)(uu)

(13) Inventory, as defined in NRS 104.9102(1)(vv)

(14) Investment property, as defined in NRS 104.9102(1)(ww)

(15) Letter-of-credit right, as defined in NRS 104.9102(1)(yy)

(16) Noncash proceeds, as defined in NRS 104.9102(1)(fff)

(17) Payment intangible, as defined in NRS 104.9102(1)(iii)

(18) Proceeds, as defined in NRS 104.9102(1)(lll)

(19) Promissory notes, as defined in NRS 104.9102(1)(mmm)

(20) Record, as defined in NRS 104.9102(1)(qqq)

(21) Software, as defined in NRS 104.9102(1)(www)

(22) Supporting obligations, as defined in NRS 104.9102(1)(yyy)

(23) Tangible chattel paper, as defined in NRS 104.9102(1)(zzz)

(24) The following, as defined in NRS 104.9102(2): certificated securities, contracts for sale, leases, lease agreements, lease contracts, leasehold interests, letters of credit, negotiable instruments, notes, proceeds of letters of credit, securities, security certificates, security entitlements, and uncertificated securities.

In addition, the Collateral shall include all copyrights, all patents and patent applications (including the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations in-part thereof), all trade names, trademarks and service marks, logos, trademark and service mark registrations (including all renewals of trademark and service mark registrations, and all rights corresponding thereto throughout the world together, in each case, with the goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark, but excluding any such registration that would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Collateral), all inventions, processes, production methods, proprietary information, know-how and trade secrets, all licenses or user or other agreements granted to Vilacto Bio, Inc. with respect to any of the foregoing, in each case whether now or hereafter owned or used (including the licenses or other agreements with respect to any of the foregoing).

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